UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 13, 2014
Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine, California		92617
_______________________________(Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 926-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
(a) Broadcom Corporation (the “Company”) held its 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”) on May 13, 2014. Holders of the Company’s common stock voted on all matters considered at the 2014 Annual Meeting as a single class. At the Annual Meeting, the shareholders voted on the following three proposals and cast their votes as described below.

(b) Proposal 1: The following nominees were elected to serve as directors on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. Each nominee received affirmative votes from more than a majority of the votes cast. The vote for each director was as follows:

	Total Affirmative Votes	Total Withheld Votes	Total Broker Non-Votes
Robert J. Finocchio, Jr.	878,336,952	2,052,774	75,801,020
Nancy H. Handel	878,373,490	2,016,236	75,801,020
Eddy W. Hartenstein	833,593,895	46,795,831	75,801,020
Maria M. Klawe, Ph.D.	878,368,584	2,021,142	75,801,020
John E. Major	808,526,640	71,863,086	75,801,020
Scott A. McGregor	871,005,960	9,383,766	75,801,020
William T. Morrow	838,086,339	42,303,387	75,801,020
Henry Samueli, Ph.D.	870,663,934	9,725,792	75,801,020
Robert E. Switz	854,078,811	26,310,915	75,801,020

Proposal 2: The non-binding advisory resolution to approve the compensation of the Company’s named executive officers was approved. The vote for this proposal was as follows:

Total Votes
For	590,167,090
Against	287,863,110
Abstain	2,359,526
Broker Non-Votes	75,801,020

In connection with this proposal, management and the Chair of the Compensation Committee engaged with various shareholders who provided valuable feedback on the Company’s compensation and governance practices. Although the advisory resolution was approved, the Company intends to continue the dialogue with its shareholders and respond with appropriate improvements to its compensation and governance practices.

Proposal 3: The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 was ratified. The vote for this proposal was as follows:

Total Votes
For	952,913,578
Against	2,330,863
Abstain	946,305
Broker Non-Votes	N/A

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

May 16, 2014	By:	/s/ Eric K. Brandt

Name: Eric K. Brandt
Title: Executive Vice President and Chief Financial Officer